NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Third Quarter 2020 Results
Third quarter summary:
•Net sales of $4.1 billion, up 93% due to the Anixter merger
•Operating profit of $178.1 million; operating margin of 4.3%
–Adjusted operating profit of $200.5 million; adjusted operating margin of 4.8%
•Earnings per diluted share of $1.31
–Adjusted earnings per diluted share of $1.66
•Operating cash flow of $286.3 million
–Free cash flow of $307.4 million, or 315% of adjusted net income
•Leverage of 5.3x; improved 0.4x sequentially
–Net debt reduction of $280 million
PITTSBURGH, November 5, 2020 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the third quarter of 2020.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “We delivered very strong results in the third quarter and exceeded our sales, margin, profit and cash generation expectations. This was our first full quarter of results after completing the merger with Anixter and clearly highlights the value creation potential of this transformational combination. Business momentum improved through the quarter as we took market share and built an all-time record third quarter backlog. We aggressively managed our business and executed significant cost reduction, margin improvement and cash management actions, which enabled us to deliver profit growth in the third quarter. Free cash flow generation was exceptional at over 300% of net income and demonstrates our resilient business model and strength through the cycle. Notably, net debt was reduced by $280 million thereby reducing our financial leverage consistent with our capital allocation priorities. Again this quarter, I would like to recognize and thank all of our associates for their inspirational dedication, commitment and hard work in effectively managing in this COVID-19 driven environment."
Mr. Engel continued, "We accelerated our integration planning, execution and synergy realization efforts, and made outstanding progress in the third quarter. The strong cultural alignment between WESCO and Anixter is proving to be a key driver of our initial success. We realized $15 million of cost synergies in the third quarter, and have already initiated actions to deliver 100% of our year one cost synergy target of $68 million after just four months since closing the acquisition. I could not be more pleased with the integration team’s execution of our plan. As a result, we are raising our year 1, 2 and 3 cost synergy targets to $100 million, $180 million, and $250 million, respectively. Our initial integration progress gives us confidence that we will revisit our synergy targets as we build success upon success. We are also realizing initial sales synergies through leveraging our expanded global footprint and cross-selling our broader product and services portfolio. We believe our sales synergy efforts will support incremental revenue growth in the years ahead. As a result, we are building on these early successes and are increasingly confident in our ability to achieve significant upside potential and exceed our three year cost savings, sales growth, margin expansion, and cash generation synergy targets.”
Mr. Engel added, “WESCO’s new era is off to an exceptional start. As the premier electrical, communications and utility distribution and supply chain solutions company in the world, we are very well positioned to capitalize on the accelerating secular trends of electrification, increased bandwidth demand driven by higher voice, data, video and mobile usage, and the digitization of our B2B value chain. Building on our positive momentum, we are looking forward to entering 2021 with accelerating results. As we look to the future, we are more bullish than ever in the substantial value creation that this transformational combination will create for our customers, supplier partners, employees, investors, and the communities in which we operate."

The following are results for the three months ended September 30, 2020 compared to the three months ended September 30, 2019:
•Net sales were $4.1 billion for the third quarter of 2020 compared to $2.1 billion for the third quarter of 2019, an increase of 92.8% due to the merger with Anixter that was completed on June 22, 2020, partially offset by the weakened demand impact from the COVID-19 pandemic.

•Cost of goods sold for the third quarter of 2020 was $3.4 billion compared to $1.7 billion for the third quarter of 2019, and gross profit was $785.5 million and $400.2 million, respectively. As a percentage of net sales, gross profit was 19.0% and 18.6% for the third quarter of 2020 and 2019, respectively. Gross profit as a percentage of net sales for the third quarter of 2020 was 19.6% excluding the effect of merger-related fair value adjustments of $28.0 million.

•Selling, general and administrative expenses were $562.0 million, or 13.6% of net sales, for the third quarter of 2020, compared to $290.9 million, or 13.5% of net sales, for the third quarter of 2019. SG&A expenses for the third quarter of 2020 include merger-related costs of $14.2 million, as well as a gain on the sale of an operating branch in the U.S. of $19.8 million. Adjusted for these amounts, SG&A expenses were $567.6 million, or 13.7% of net sales, for the third quarter of 2020, reflecting the favorable impact of cost reduction actions taken in response to the COVID-19 pandemic.

•Operating profit was $178.1 million for the third quarter of 2020, compared to $93.7 million for the third quarter of 2019. Operating profit as a percentage of net sales was 4.3% for the current quarter, compared to 4.4% for the third quarter of the prior year. As adjusted for the merger-related costs and gain on the sale of a U.S. operating branch, operating profit was $200.5 million for the third quarter of 2020, or 4.8% of net sales.

•Net interest expense for the third quarter of 2020 was $74.5 million, compared to $14.3 million for the third quarter of 2019. The increase in interest expense was driven by financing activity related to the Anixter merger.

•The effective tax rate for the third quarter of 2020 was 23.3%, compared to 19.8% for the third quarter of 2019. The higher effective tax rate in the current quarter is primarily due to costs incurred to complete the merger with Anixter.

•Net income attributable to common stockholders was $66.2 million for the third quarter of 2020, compared to $64.5 million for the third quarter of 2019. As adjusted, net income attributable to common stockholders was $83.6 million for the third quarter of 2020.

•Earnings per diluted share for the third quarter of 2020 was $1.31, based on 50.5 million diluted shares, compared to $1.52 for the third quarter of 2019, based on 42.4 million diluted shares. As adjusted, earnings per diluted share for the third quarter of 2020 was $1.66.

•Operating cash flow for the third quarter of 2020 was $286.3 million, compared to $125.4 million for the third quarter of 2019. Free cash flow for the third quarter of 2020 was $307.4 million, or 315% of adjusted net income, compared to $116.5 million, or 181% of net income, for the third quarter of 2019.
The following are results for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019:
•Net sales were $8.2 billion for the first nine months of 2020 compared to $6.3 billion for the first nine months of 2019, an increase of 31.0% due to the merger with Anixter that was completed on June 22, 2020, partially offset by the weakened demand impact from the COVID-19 pandemic.

•Cost of goods sold for the first nine months of 2020 was $6.6 billion and gross profit was $1.6 billion, compared to $5.1 billion and $1.2 billion, respectively, for the first nine months of 2019. As a percentage of net sales, gross profit was 19.0% for the first nine months of 2020 and 2019. Gross profit as a percentage of net sales for the first nine months of 2020 was 19.3% excluding the effect of merger-related fair value adjustments of $28.0 million.

•Selling, general and administrative expenses were $1.2 billion, or 14.9% of net sales, for the first nine months of 2020, compared to $883.2 million, or 14.1% of net sales, for the first nine months of 2019. SG&A expenses for the first nine months of 2020 include merger-related costs of $92.1 million, as well as a gain on the sale of an operating branch in the U.S. of $19.8 million. Adjusted for these amounts, SG&A expenses were $1.1 billion, or 14.0% of net sales, for the first nine months of 2020, reflecting the favorable impact of cost reduction actions taken in response to the COVID-19 pandemic.

•Operating profit was $254.3 million for the first nine months of 2020, compared to $262.4 million for the first nine months of 2019. Operating profit as a percentage of net sales was 3.1% for the current nine month period, compared to 4.2% for the prior nine month period. As adjusted for the merger-related costs and gain on the sale of a U.S. operating branch, operating profit was $354.6 million for the first nine months of 2020, or 4.3% of net sales.

•Net interest expense for the first nine months of 2020 was $152.3 million, compared to $49.3 million for the first nine months of 2019. The increase in interest expense was driven by financing activity related to the Anixter merger.

•The effective tax rate for the first nine months of 2020 was 22.9%, compared to 21.0% for the first nine months of 2019. The higher effective tax rate in the current nine month period is primarily due to costs incurred to complete the merger with Anixter.

•Net income attributable to common stockholders was $64.8 million for the first nine months of 2020, compared to $170.3 million for the first nine months of 2019. As adjusted, net income attributable to common stockholders was $143.0 million for the nine months ended September 30, 2020.

•Earnings per diluted share for the first nine months of 2020 was $1.44, based on 45.1 million diluted shares, compared to $3.88 for the first nine months of 2019, based on 43.9 million diluted shares. As adjusted, earnings per diluted share for the current nine month period was $3.17.

•Operating cash flow for the first nine months of 2020 was $418.9 million, compared to $116.7 million for the first nine months of 2019. Free cash flow for the first nine months of 2020 was $462.1 million, or 292% of adjusted net income, compared to $86.3 million, or 51% of net income, for the first nine months of 2019.
Segment Results
In the third quarter of 2020, in connection with the acquisition of Anixter, the Company identified new segments, which have been organized around three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate expenses are incurred to obtain and coordinate financing, tax, information technology, legal and other related services. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are not allocated to the segments or reviewed on a segment basis. Corporate expenses are not directly identifiable with our reportable segments and are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended September 30, 2020 compared to the three months ended September 30, 2019:
•EES reported net sales of $1.7 billion for the third quarter of 2020, compared to $1.3 billion for the third quarter of 2019, an increase of 32.3%. Operating profit was $105.5 million for the third quarter of 2020, compared to $72.0 million for the third quarter of 2019. Adjusted EBITDA was $107.9 million for the third quarter of 2020, or 6.5% of net sales, compared to $78.7 million for the third quarter of 2019, or 6.3% of net sales.
•CSS reported net sales of $1.4 billion for the third quarter of 2020, compared to $235.9 million for the third quarter of 2019, an increase of 488.7%. Operating profit was $89.6 million for the third quarter of 2020, compared to $10.6 million for the third quarter of 2019. Adjusted EBITDA was $120.5 million for the third quarter of 2020, or 8.7% of net sales, compared to $12.4 million for the third quarter of 2019, or 5.2% of net sales.
•UBS reported net sales of $1.1 billion for the third quarter of 2020, compared to $662.1 million for the third quarter of 2019, an increase of 66.0%. Operating profit was $74.1 million for the third quarter of 2020, compared to $43.8 million for the third quarter of 2019. Adjusted EBITDA was $85.7 million for the third quarter of 2020, or 7.8% of net sales, compared to $47.3 million for the third quarter of 2019, or 7.1% of net sales.
The following are results by segment for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019:
•EES reported net sales of $3.8 billion for the first nine months of 2020, compared to $3.6 billion for the first nine months of 2019, an increase of 5.1%. Operating profit was $194.6 million for the first nine months of 2020, compared to $198.8 million for the first nine months of 2019. Adjusted EBITDA was $212.0 million for the first nine months of 2020, or 5.6% of net sales, compared to $219.6 million for the first nine months of 2019, or 6.1% of net sales.
•CSS reported net sales of $2.0 billion for the first nine months of 2020, compared to $681.1 million for the first nine months of 2019, an increase of 186.9%. Operating profit was $127.5 million for the first nine months of 2020, compared to $32.5 million for the first nine months of 2019. Adjusted EBITDA was $164.3 million for the first nine months of 2020, or 8.4% of net sales, compared to $38.0 million for the first nine months of 2019, or 5.6% of net sales.

•UBS reported net sales of $2.4 billion for the first nine months of 2020, compared to $2.0 billion for the first nine months of 2019, an increase of 24.6%. Operating profit was $167.7 million for the first nine months of 2020, compared to $134.4 million for the first nine months of 2019. Adjusted EBITDA was $187.0 million for the first nine months of 2020, or 7.7% of net sales, compared to $144.7 million for the first nine months of 2019, or 7.4% of net sales.
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the third quarter of 2020 earnings as described in this News Release on Thursday, November 6, 2020, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2019 annual sales were over $17 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs over 18,000 people, maintains relationships with over 30,000 suppliers, and serves more than 150,000 customers worldwide. With nearly 1.5 million products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nearly 800 branch and warehouse locations in over 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the process to divest the legacy WESCO Utility and Datacom businesses in Canada, including the expected length of the process, the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, the risk that problems may arise in successfully integrating the businesses of the companies or that the combined company could be required to divest one or more businesses, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial conditions, the risk that the divesture of the legacy WESCO Utility and Datacom businesses in Canada may take longer than expected and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and WESCO's other reports filed with the U.S. Securities and Exchange Commission ("SEC").

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2020		September 30, 2019
Net sales	$4,141,801		$2,148,110
Cost of goods sold (excluding	3,356,259	81.0%	1,747,913	81.4%
depreciation and amortization)
Selling, general and administrative expenses	561,971	13.6%	290,852	13.5%
Depreciation and amortization	45,476		15,612
Income from operations	178,095	4.3%	93,733	4.4%
Interest expense, net	74,540		14,306
Other, net	(777)		(798)
Income before income taxes	104,332	2.5%	80,225	3.7%
Income tax expense	24,294		15,886
Net income	80,038	1.9%	64,339	3.0%
Net loss attributable to noncontrolling interests	(640)		(156)
Net income attributable to WESCO International, Inc.	80,678	1.9%	64,495	3.0%
Preferred stock dividends	14,511		—
Net income attributable to common stockholders	$66,167	1.6%	$64,495	3.0%

Earnings per share attributable to common stockholders	$1.31		$1.52
Weighted-average common shares outstanding and common
share equivalents used in computing earnings
per diluted common share (in thousands)	50,487		42,378

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$1,653,726		$1,250,079
Communications & Security Solutions	1,388,791		235,921
Utility & Broadband Solutions	1,099,284		662,110
	$4,141,801		$2,148,110
Income from operations:
Electrical & Electronic Solutions	$105,508		$72,007
Communications & Security Solutions	89,634		10,555
Utility & Broadband Solutions	74,092		43,811
Corporate	(91,139)		(32,640)
	$178,095		$93,733

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2020		September 30, 2019
Net sales	$8,197,154		$6,259,465
Cost of goods sold (excluding	6,641,438	81.0%	5,067,799	81.0%
depreciation and amortization)
Selling, general and administrative expenses	1,221,114	14.9%	883,222	14.1%
Depreciation and amortization	80,324		46,035
Income from operations	254,278	3.1%	262,409	4.2%
Interest expense, net	152,281		49,293
Other, net	(1,463)		(1,359)
Income before income taxes	103,460	1.3%	214,475	3.4%
Income tax expense	23,707		44,970
Net income	79,753	1.0%	169,505	2.7%
Net loss attributable to noncontrolling interests	(825)		(824)
Net income attributable to WESCO International, Inc.	80,578	1.0%	170,329	2.7%
Preferred stock dividends	15,787		—
Net income attributable to common stockholders	$64,791	0.8%	$170,329	2.7%

Earnings per share attributable to common stockholders	$1.44		$3.88
Weighted-average common shares outstanding and common
share equivalents used in computing earnings
per diluted common share (in thousands)	45,104		43,901

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$3,811,498		$3,626,423
Communications & Security Solutions	1,953,967		681,087
Utility & Broadband Solutions	2,431,689		1,951,955
	$8,197,154		$6,259,465
Income from operations:
Electrical & Electronic Solutions	$194,643		$198,774
Communications & Security Solutions	127,502		32,501
Utility & Broadband Solutions	167,651		134,431
Corporate	(235,518)		(103,297)
	$254,278		$262,409

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$352,249	$150,902
Trade accounts receivable, net	2,492,248	1,187,359
Inventories	2,357,634	1,011,674
Other current assets	395,319	190,476
Total current assets	5,597,450	2,540,411

Other assets	6,270,889	2,477,224
Total assets	$11,868,339	$5,017,635

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,830,877	$830,478
Short-term borrowings and current portion of long-term debt	28,844	26,685
Other current liabilities	681,214	226,896
Total current liabilities	2,540,935	1,084,059

Long-term debt, net	4,878,124	1,257,067
Other noncurrent liabilities	1,236,056	417,838
Total liabilities	8,655,115	2,758,964

Stockholders' Equity
Total stockholders' equity	3,213,224	2,258,671
Total liabilities and stockholders' equity	$11,868,339	$5,017,635

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2020	September 30, 2019
Operating Activities:
Net income	$79,753	$169,505
Add back (deduct):
Depreciation and amortization	80,324	46,035
Deferred income taxes	(8,261)	4,621
Change in trade receivables, net	3,584	(122,903)
Change in inventories	77,681	(1,500)
Change in accounts payable	80,489	46,902
Other	105,368	(25,996)
Net cash provided by operating activities	418,938	116,664

Investing Activities:
Capital expenditures	(42,562)	(30,323)
Other(1)	(3,681,335)	(23,167)
Net cash used in investing activities	(3,723,897)	(53,490)

Financing Activities:
Debt borrowings, net(2)	3,606,339	148,387
Equity activity, net	(2,565)	(152,735)
Other(3)	(96,454)	(13,734)
Net cash provided by (used in) financing activities	3,507,320	(18,082)

Effect of exchange rate changes on cash and cash equivalents	(1,014)	(3,275)

Net change in cash and cash equivalents	201,347	41,817
Cash and cash equivalents at the beginning of the period	150,902	96,343
Cash and cash equivalents at the end of the period	$352,249	$138,160
(1)    Includes payments to acquire Anixter of $3,707.6 million, net of cash acquired of $103.4 million.
(2)    Primarily includes the net proceeds from the issuance of senior unsecured notes of $2,815.0 million, as well as borrowings under the Company's asset-based revolving credit facility and accounts receivable securitization facility. These cash inflows were used to fund the merger with Anixter.
(3)    Includes approximately $79.9 million of costs associated with the debt financing used to fund a portion of the merger with Anixter, and $15.8 million of dividends paid to holders of Series A preferred stock.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include gross profit, adjusted gross profit gross margin, adjusted gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA, financial leverage, pro forma financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net sales	$4,141,801	$2,148,110	$8,197,154	$6,259,465
Cost of goods sold (excluding depreciation and amortization)	3,356,259	1,747,913	6,641,438	5,067,799
Gross profit	$785,542	$400,197	$1,555,716	$1,191,666
Adjusted gross profit(1)	$813,561	$400,197	$1,583,735	$1,191,666
Gross margin	19.0%	18.6%	19.0%	19.0%
Adjusted gross margin(1)	19.6%	18.6%	19.3%	19.0%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.
(1)    Adjusted gross profit and adjusted gross margin exclude the effect of merger-related fair value adjustments to inventory of $28.0 million for the three and nine months ended September 30, 2020.

	Three Months Ended		Nine Months Ended
Adjusted Income from Operations:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Income from operations	$178,095	$93,733	$254,278	$262,409
Merger-related costs	14,175	—	92,127	—
Merger-related fair value adjustments	28,019	—	28,019	—
Gain on sale of asset	(19,816)	—	(19,816)	—
Adjusted income from operations	$200,473	$93,733	$354,608	$262,409

	Three Months Ended		Nine Months Ended
Adjusted Provision for Income Taxes:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Provision for income taxes	$24,294	$15,886	$23,707	$44,970
Income tax effect of adjustments to income from operations(1)	4,923	—	22,073	—
Adjusted provision for income taxes	$29,217	$15,886	$45,780	$44,970
(1)    The adjustments to income from operations have been tax effected at a rate of 22%.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Earnings per Diluted Share:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Adjusted income from operations	$200,473	$93,733	$354,608	$262,409
Interest expense, net	74,540	14,306	152,281	49,293
Other, net	(777)	(798)	(1,463)	(1,359)
Adjusted income before income taxes	126,710	80,225	203,790	214,475
Adjusted provision for income taxes	29,217	15,886	45,780	44,970
Adjusted net income	97,493	64,339	158,010	169,505
Net loss attributable to noncontrolling interests	(640)	(156)	(825)	(824)
Adjusted net income attributable to WESCO International, Inc.	98,133	64,495	158,835	170,329
Preferred stock dividends	14,511	—	15,787	—
Adjusted net income attributable to common stockholders	$83,622	$64,495	$143,048	$170,329

Diluted shares	50,487	42,378	45,104	43,901
Adjusted earnings per diluted share	$1.66	$1.52	$3.17	$3.88
Note: Income from operations, the provision for income taxes and earnings per diluted share for the three and nine months ended September 30, 2020 have been adjusted to exclude merger-related costs and fair value adjustments, gain on sale of an operating branch in the U.S. and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$107,192	$90,585	$73,924	$(205,534)	$66,167
Net loss attributable to noncontrolling interests	(270)	—	—	(370)	(640)
Preferred stock dividends	—	—	—	14,511	14,511
Income tax expense	—	—	—	24,294	24,294
Interest expense, net	—	—	—	74,540	74,540
Depreciation and amortization	10,411	18,536	7,550	8,979	45,476
EBITDA	$117,333	$109,121	$81,474	$(83,580)	$224,348
Other, net	(1,414)	(951)	168	1,420	(777)
Stock-based compensation expense	141	6	77	5,778	6,002
Merger-related costs	—	—	—	14,175	14,175
Merger-related fair value adjustments	11,695	12,344	3,980	—	28,019
Gain on sale of asset	(19,816)	—	—	—	(19,816)
Adjusted EBITDA	$107,939	$120,520	$85,699	$(62,207)	$251,951
Adjusted EBITDA margin %	6.5%	8.7%	7.8%		6.1%

	Three Months Ended September 30, 2019
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$72,163	$10,555	$43,811	$(62,034)	$64,495
Net loss attributable to noncontrolling interests	(156)	—	—	—	(156)
Income tax expense	—	—	—	15,886	15,886
Interest expense, net	—	—	—	14,306	14,306
Depreciation and amortization	7,171	1,811	3,396	3,234	15,612
EBITDA	$79,178	$12,366	$47,207	$(28,608)	$110,143
Other, net	(798)	—	—	—	(798)
Stock-based compensation expense	279	19	58	4,070	4,426
Adjusted EBITDA	$78,659	$12,385	$47,265	$(24,538)	$113,771
Adjusted EBITDA margin %	6.3%	5.2%	7.1%		5.3%

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$196,665	$128,295	$167,483	$(427,652)	$64,791
Net loss attributable to noncontrolling interests	(664)	—	—	(161)	(825)
Preferred stock dividends	—	—	—	15,787	15,787
Income tax expense	—	—	—	23,707	23,707
Interest expense, net	—	—	—	152,281	152,281
Depreciation and amortization	24,638	24,393	15,153	16,140	80,324
EBITDA	$220,639	$152,688	$182,636	$(219,898)	$336,065
Other, net	(1,358)	(793)	168	520	(1,463)
Stock-based compensation expense	849	54	221	14,405	15,529
Merger-related costs	—	—	—	92,127	92,127
Merger-related fair value adjustments	11,695	12,344	3,980	—	28,019
Gain on sale of asset	(19,816)	—	—	—	(19,816)
Adjusted EBITDA	$212,009	$164,293	$187,005	$(112,846)	$450,461
Adjusted EBITDA margin %	5.6%	8.4%	7.7%		5.5%

	Nine Months Ended September 30, 2019
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$199,598	$32,501	$134,431	$(196,201)	$170,329
Net loss attributable to noncontrolling interests	(824)	—	—	—	(824)
Income tax expense	—	—	—	44,970	44,970
Interest expense, net	—	—	—	49,293	49,293
Depreciation and amortization	21,343	5,453	10,118	9,121	46,035
EBITDA	$220,117	$37,954	$144,549	$(92,817)	$309,803
Other, net	(1,359)	—	—	—	(1,359)
Stock-based compensation expense	837	57	173	13,174	14,241
Adjusted EBITDA	$219,595	$38,011	$144,722	$(79,643)	$322,685
Adjusted EBITDA margin %	6.1%	5.6%	7.4%		5.2%
Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other, net, non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, and gain on sale of an operating branch in the U.S.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Pro Forma	Reported
	Twelve Months Ended	Twelve Months Ended
Financial Leverage:	September 30, 2020	December 31, 2019

Net income attributable to common stockholders	$264,116	$223,426
Net loss attributable to noncontrolling interests	(1,229)	(1,228)
Preferred stock dividends	15,787	—
Income tax expense	40,051	59,863
Interest expense, net	216,699	64,156
Depreciation and amortization	145,471	62,107
EBITDA	$680,895	$408,324
Other, net	2,365	614
Stock-based compensation	43,868	19,062
Merger-related costs and fair value adjustments	166,849	3,130
Gain on sale of asset	(19,816)	—
Adjusted EBITDA	$874,161	$431,130

	September 30, 2020	December 31, 2019
Short-term borrowings and current portion of long-term debt	$28,844	$26,685
Long-term debt	4,878,124	1,257,067
Debt discount and debt issuance costs(1)	92,343	8,876
Fair value adjustments to Anixter Notes due 2023 and 2025(1)	(1,824)	—
Total debt	4,997,487	1,292,628
Less: cash and cash equivalents	352,249	150,902
Total debt, net of cash	$4,645,238	$1,141,726

Financial leverage ratio	5.3	2.6
(1)Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses, non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, and gain on sale of an operating branch in the U.S. Pro forma financial leverage ratio is calculated by dividing total debt, excluding debt discount and debt issuance costs, net of cash, by pro forma adjusted EBITDA. Pro forma EBITDA and pro forma adjusted EBITDA gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Cash flow provided by operations	$286,250	$125,439	$418,938	$116,664
Less: Capital expenditures	(15,399)	(8,921)	(42,562)	(30,323)
Add: Merger-related expenditures	36,591	—	85,674	—
Free cash flow	$307,442	$116,518	$462,050	$86,341
Percentage of adjusted net income	315%	181%	292%	51%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and nine months ended September 30, 2020, the Company paid certain fees, expenses and other costs to consummate the merger with Anixter. Such expenditures have been added back to cash flow provided by operations to determine free cash flow for such periods.